First Industrial Announces Pricing of $250 Million Senior Debt Offerings


CHICAGO, April 4 /PRNewswire-FirstCall/ -- First Industrial Realty Trust, Inc. (NYSE: FR - news), the nation's largest provider of diversified industrial real estate, announced today that its operating partnership, First Industrial, L.P., has priced offerings for an aggregate principal amount of $250 million of senior unsecured notes. The notes are to be issued under the Company's and the operating partnership's existing shelf registration statement.

The $250 million senior unsecured debt offering is comprised of two tranches. The first tranche, $200 million of 6.875% notes, due April 15, 2012, was priced at 99.310% to yield 6.972%. The second tranche, $50 million of 7.75% notes, due April 15, 2032, was priced at 98.660% to yield 7.867%. A substantial portion of the net proceeds of these issuances will initially be used to pay down amounts outstanding under the Company's $300 million unsecured credit facility. Subsequent to the offerings, the Company expects to use a portion of amounts available under the Company's $300 million unsecured credit facility to meet a mandatory redemption obligation in respect of its currently outstanding 7.15% Notes due 2027 and to redeem its 8.75% Series B Cumulative Preferred Stock.

The underwriters for the debt offerings are Credit Suisse First Boston, J.P. Morgan Securities Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc., Deutsche Bank Securities, Merrill Lynch & Co., Salomon Smith Barney, UBS Warburg LLC and Wachovia Securities. Copies of the prospectus supplement for the notes offering may be obtained from Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful.

First Industrial Realty Trust, Inc., the nation's largest provider of diversified industrial real estate', serves every aspect of Corporate America's industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L strategy, which utilizes a pure Industrial focus and National platform to provide Diverse facility types, while offering Local, full-service management and expertise. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.

This press release contains forward-looking information about the Company and the operating partnership. A number of factors could cause the Company's and the operating partnership's actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company's and the operating partnership's current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, competition and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. For further information on these and other factors that could impact the Company and the operating partnership and the statements contained herein, reference should be made to the Company's and the operating partnership's filings with the Securities and Exchange Commission.

SOURCE: First Industrial Realty Trust, Inc.